News Release	For Immediate Release

May 13, 2014

Valmont Announces Capital Allocation Philosophy
Board Approves $500 Million Share Repurchase Program and
Increases Annual Dividend by 50% to $1.50/share

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, today announced that its Board of Directors has adopted a capital allocation philosophy. “Valmont has achieved record results over the past several years, as well as completing a number of important acquisitions. As a result of this performance, the company has accumulated large cash balances and substantial unused debt capacity,” said Valmont’s CEO, Mogens Bay.

The Directors approved the following priorities for Valmont’s capital:

•	Working capital investment necessary for future sales growth;

•	Capital expenditures, estimated at approximately $340 million in the aggregate for the period 2014 – 2016;

•	Dividends on common shares in the range of 15% of the prior year’s fully diluted net earnings;

•	Acquisitions; and

•	Return of capital to shareholders through share repurchases.

Valmont plans to manage its capital structure to maintain a Moody’s debt rating of Baa2, and a Standard and Poor’s BBB debt rating, with a lesser debt rating of Baa3 and BBB- being reserved for special opportunities. The capital allocation policy resulted in a decision to increase the dividend by 50% and to authorize a share repurchase program.

“Our capital allocation philosophy and the resulting decisions strike a prudent balance between returning excess capital to shareholders while at the same time preserving financial freedom to fund continued growth, both organically and through acquisitions,” stated Mr. Bay.

The Directors approved an increased quarterly cash dividend of 37.5 cents per share payable on July 15, 2014 to shareholders of record on June 27, 2014.

The Directors also authorized the Company to purchase up to $500 million of its outstanding common stock from time to time over the next twelve months at prevailing market prices, through open market or privately-negotiated transactions. The purchases will be funded from available working capital and short-term borrowings and will be made subject to market and economic conditions. Valmont is not obligated to make any repurchases and may discontinue the program at any time.  Valmont currently has approximately 26.8 million shares outstanding.

Valmont is a global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication, wind energy, oil and gas exploration applications and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.